SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

POLYMET MINING CORP.
(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	None
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Suite 2350, 1177 West Hastings St., Vancouver, British Columbia	V6E 2K3
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, without par value	The American Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

        The common shares of Polymet Mining Corp., a British Columbia corporation (the “Company”), are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

        The purpose of this Form 8-A filing is to convert the registration of the Company’s common shares from a registration under Section 12(g) of the Exchange Act to a registration under Section 12(b) of the Exchange Act.

Item 1.    Description of Registrant’s Securities to be Registered.

        The securities to be registered are common shares, no par value. They rank equally as to dividends, voting power and participation in assets and in all other respects, on liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs after the Company has paid out its liabilities. The holders of the common shares are entitled to one vote for each share on all matters to be voted on at any meeting of the shareholders of the Company. The Company’s certificate of incorporation provides that special actions (such as mergers, consolidations and transfers of all or substantially all the assets of the Company) require the affirmative vote of two-thirds of the votes cast at a meeting of the Company’s shareholders. The Company does not currently pay dividends on the common shares. Any determination to pay dividends in the future is at the discretion of the Company’s board of directors and will be made based upon the Company’s financial condition and other factors deemed relevant by the board of directors.

Item 2.   Exhibits.

        Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on the American Stock Exchange, Inc. and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

POLYMET MINING CORP.

Date: June 21, 2006	By: /s/ William Murray
Name: William Murray
Title: Chief Executive Officer